EXHIBIT 99.1

CONTACT:	ICR, Inc.
Rachel Schacter/Allison Malkin
203-682-8200

FINAL

MOVADO GROUP, INC. ANNOUNCES FIRST QUARTER
RESULTS AND UPDATED ACTIONS IN RESPONSE TO COVID-19

~ First Quarter Net Sales of $69.7 million ~
~ First Quarter Loss Per Share of ($6.48), or ($0.56) Excluding Impairment and Other Charges ~
~ Ends First Quarter with Cash of $188 million ~

Paramus, NJ – June 9, 2020 -- Movado Group, Inc. (NYSE: MOV) today announced first quarter results for the period ended April 30, 2020. The Company noted that its first quarter fiscal 2021 results were significantly affected by the impact of the COVID-19 pandemic on the operations of the Company and its wholesale partners.

Efraim Grinberg, Chairman and Chief Executive Officer, stated, “Our first quarter had a strong start with performance in line with our expectations; however, the escalating COVID-19 pandemic created significant disruption to our operations and business during the remainder of the quarter. Our immediate focus was on ensuring the safety and health of our employees, customers and the communities where we operate.  At the same time, we acted swiftly to position our Company to navigate through the crisis. The moves we implemented to ensure liquidity and tightly manage inventory and capital expenditures enabled us to end the quarter with net cash above the first quarter last year even with limited operations. We move forward with a highly variable cost structure as a result of a reduction of fixed expenses, thereby leaving us poised to be nimble and entrepreneurial in the future.”

Mr. Grinberg continued, “Importantly, the digital center of excellence we developed over the past three years is proving to be a competitive advantage, as shelter-in-place orders have led to a dramatic increase in consumers transacting online. We are encouraged by the strength we are seeing in our ecommerce business, particularly with our Movado and Olivia Burton brands in key markets and trends in our MVMT brand have improved for both sales and profitability as well. In China, we have experienced strong e-commerce trends and consumers are beginning to return to shopping in our stores. In North America, we have reopened

14 of our 47 Movado Company Stores and expect to have 41 reopened by June 17th.  The 14 stores we have reopened have performed better than expected with sales down 10.6% when compared to the same period last year. The moves we announced today to reorganize our management structure and streamline our business will allow us to position our company for a world where e-commerce and digital trends have more importance. Looking forward, we are preparing for a challenging second quarter given the gradual reopening of economies around the world. While we expect improved performance in the second half of the year, we recognize that conditions may change and as such we will continue to maintain tight expense management to preserve our financial health and liquidity.”

COVID-19 Response
The Company continues to implement its strategy announced on April 2, 2020 to address the COVID-19 pandemic. The Company:
•
Temporarily furloughed approximately 850 employees, or approximately 80% of its North American workforce, and temporarily reduced the workrate of international employees while applying for available government payroll subsidies in accordance with local government guidelines and programs;

•
Temporarily reduced salaries for its salaried employees by 15% to 25% (other than Chairman and Chief Executive Officer Efraim Grinberg, who volunteered to temporarily forego all salary), and the Board of Directors waived the cash portion of their compensation;

•	Temporarily reduced staffing to minimal levels at all Company warehouses worldwide;
•	Implemented measures to minimize all non-essential operating expenses and capital expenditures and to conserve cash;
•	Suspended its match on executive deferred compensation plans and the Company's 401(k) match;
•	Temporarily closed all company-owned stores, which operate throughout the U.S. and in Canada and the U.K.;
•	Borrowed an additional approximately $30 million on its revolving credit facility in March 2020; and
•	Discontinued the quarterly dividend and suspended its share repurchase program until further notice.

Today, the Company announced that the North American furlough will continue until July 13, 2020 and the compensation reductions for its management, employees and Board members will continue until July 1, 2020.

Amendment of Credit Agreement
The Company also announced today that, on June 5, 2020, it amended its existing credit agreement effective as of April 30, 2020 to temporarily increase flexibility regarding its financial maintenance covenants in light of the impact of the COVID-19 pandemic.

Non-GAAP Items (see attached table for GAAP and Non-GAAP measures)
First quarter fiscal 2021 results of operations included the following charges:
•	$155.9 million adjustment, or $131.1 million after tax, representing $5.66 per diluted share, related to the impairment of goodwill and certain intangible assets;
•
a $0.7 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to the acquisition of Olivia Burton;

•
$0.7 million pre-tax charge, or $0.4 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets and deferred compensation related to the acquisition of MVMT; and

•	$7.2 million pre-tax adjustment, or $5.0 million after tax, or $0.22 per diluted share, related to costs due to corporate initiatives taken in response to the COVID-19 pandemic.

First quarter fiscal 2020 results of operations included the following charges:
•	$0.7 million pre-tax charge, or $0.6 million after tax, representing $0.02 per diluted share, associated with the amortization of acquired intangible assets related to Olivia Burton; and
•
$1.5 million pre-tax charge, or $1.1 million after tax, representing $0.05 per diluted share, associated with the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to the acquisition of MVMT.

First Quarter Fiscal 2021 Results (see attached table for GAAP and non-GAAP measures)
•
Net sales decreased 52.5% to $69.7 million compared to $146.5 million in the first quarter of last year. Net sales on a constant dollar basis decreased 52.0% compared to net sales for the first quarter of fiscal 2020.

•
Gross profit was $31.9 million, or 45.8% of net sales, compared to $78.9 million, or 53.8% of net sales, in the first quarter of last year. Adjusted gross profit for the first quarter of fiscal 2021 was $35.4 million or 50.8%, which excludes $3.5 million related to the inventory reserves recorded as a result of the COVID-19 pandemic. This compares to adjusted gross profit for the first quarter of fiscal 2020 of $79.0 million, or 53.9% of net sales, which excludes $0.1 million in adjustments associated with the amortization of acquisition accounting adjustments related to the MVMT acquisition. The decrease in adjusted gross margin percentage was primarily the result of decreased leverage on fixed costs due to decreased sales, U.S. special tariff headwinds, unfavorable changes in channel and product mix and unfavorable foreign currency exchange rates.

•
Operating expenses were $214.1 million, compared to $73.9 million in the first quarter of last year. For the first quarter of fiscal 2021, adjusted operating expenses were $53.0 million, which excludes the operating expense charges mentioned above in the Non-GAAP Items section. For the first quarter of fiscal 2020, adjusted operating expenses were $71.9 million, which excludes $0.7 million of expenses associated with the amortization of acquired intangible assets related to Olivia Burton and $1.3 million in adjustments associated with the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to the MVMT acquisition. The decrease in adjusted operating expenses was primarily due to the Company’s initiative to minimize all non-essential operating expenses such as certain  marketing, selling and payroll related expenses.

•
Operating loss was $182.2 million compared to operating income of $5.0 million in the same period last year. Adjusted operating loss for the first quarter of fiscal 2021 was $17.6 million, which excludes the fiscal 2021 charges listed above in the Non-GAAP Items section, compared to adjusted operating income for the first quarter of fiscal 2020 of $7.2 million, which excludes the fiscal 2020 charges listed above in the Non-GAAP Items section.

•
The Company recorded a tax benefit of $32.3 million, compared to a tax provision of $0.8 million in the first quarter of last year. The first quarter of fiscal 2021 included a benefit of $0.1 million associated with the amortization of acquired intangible assets related to Olivia Burton, a $0.3 million benefit related to the amortization of acquired intangible assets and deferred compensation related to MVMT, a $24.9 million benefit related to the tax deductible portion of the impairment of goodwill and certain intangible assets, and a $2.2 million benefit related to corporate initiatives taken in response to the COVID-19 pandemic. The first quarter of fiscal 2021 also included a benefit of $4.1 million related to the provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The CARES Act, among other things, allows U.S. net operating losses generated in fiscal 2021 to be carried back up to five years into taxable years with a U.S. statutory tax rate of 35.0%, and to offset 100% of regular taxable income in such years. The first quarter of fiscal 2020 included a benefit of $0.1 million associated with the amortization of acquired intangible assets related to Olivia Burton and a $0.4 million benefit related to the amortization of acquired intangible assets, accounting adjustments and deferred compensation related to MVMT.

•
Net loss was $150.0 million, or ($6.48) per diluted share, compared to net income of $3.9 million, or $0.17 per diluted share, in the same quarter last year. For the first quarter of fiscal 2021, adjusted net loss was $12.9 million, or ($0.56) per diluted share, which excludes the fiscal 2021 charges listed above in the Non-GAAP Items section after the associated tax effects described in the immediately preceding bullet. In the first quarter of fiscal 2020, adjusted net income was $5.6 million, or $0.24 per diluted share, which excludes the fiscal 2020 charges listed above in the Non-GAAP Items section after the associated tax effects described in the immediately preceding bullet.

Fiscal 2021 Outlook
Given the dynamic nature of the COVID-19 crisis and lack of visibility, the potential financial impact to the business cannot be reasonably estimated. The Company is refraining from providing fiscal 2021 guidance.

The measures that the Company has taken to increase its financial flexibility, together with a balance sheet that includes $188 million of cash as of April 30, 2020, will help the Company perform to the best of its ability through the current unprecedented situation.

Conference Call
The Company’s management will host a conference call and audio webcast to discuss its results today, June  9th at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-0784.  Additionally, a live webcast of the call can be accessed at www.movadogroup.com.  The webcast will be archived on the Company’s website approximately one hour after the conclusion of the call.  Additionally, a telephonic replay of the call will be available at 12:00 p.m. ET on June 9, 2020 until 11:59 p.m. ET on June 23, 2020 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13704593.

Movado Group, Inc. designs, sources, and distributes MOVADO®, MVMT®, OLIVIA BURTON®, EBEL®, CONCORD®, COACH®, TOMMY HILFIGER®, HUGO BOSS®, LACOSTE®, SCUDERIA FERRARI®, REBECCA MINKOFF® and URI MINKOFF® watches worldwide, and operates Movado company stores in the United States and Canada.

In this release, the Company presents certain financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). Specifically, the Company is presenting adjusted gross profit, adjusted gross margin, adjusted operating expenses and adjusted operating income, which are gross profit, gross margin, operating expenses and operating income, respectively, under GAAP, adjusted to eliminate the amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. The Company is also presenting adjusted tax provision, which is the tax provision under GAAP, adjusted to eliminate the impact of charges for the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangible assets. The Company believes these adjusted measures are useful because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. The Company is also presenting adjusted net income, adjusted earnings per share and adjusted effective tax rate, which are net income, earnings per share and effective tax rate, respectively, under GAAP, adjusted to eliminate the after-tax impact of amortization of acquisition accounting adjustments related to the Olivia Burton and MVMT acquisitions, corporate initiatives and the impairment of goodwill and certain intangibles. The Company believes that adjusted net income, adjusted earnings per share and adjusted effective tax rate are useful measures of performance because they give investors information about the Company’s financial performance without the effect of certain items that the Company believes are not characteristic of its usual operations. Additionally, the Company is presenting constant currency information to provide a framework to assess how its business performed excluding the effects of foreign currency exchange rate fluctuations in the current period. Comparisons of financial results on a constant dollar basis are calculated by translating each foreign currency at the same US dollar exchange rate as in effect for the prior-year period for both periods being compared. The Company believes this information is useful to investors to facilitate comparisons of operating results. These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measures, and the methods of their calculation may differ substantially from similarly titled measures used by other companies.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” and variations of such words and similar expressions. Similarly, statements in this press release that describe the Company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements and levels of future dividends to differ materially from those expressed in, or implied by, these statements. These risks and uncertainties may include, but are not limited to general economic and business conditions which may impact disposable income of consumers in the United States and the other significant markets (including Europe) where the Company’s products are sold, uncertainty regarding such economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible terrorist attacks, natural disasters, pandemics, including the effect of the COVID-19 pandemic and other diseases on travel and traffic in our retail stores and wholesale business, supply disruptions and delivery delays from our Chinese and other suppliers as a result of the COVID-19 pandemic, adverse impact on the Company’s wholesale customers and customer traffic in the Company’s stores as a result of increased uncertainty and economic disruption caused by the COVID-19 pandemic,  the stability of the European Union (including the impact of the United Kingdom’s process to exit from the European Union), the stability of the United Kingdom after its exit from the European Union, and defaults on or downgrades of sovereign debt and the impact of any of those events on consumer spending, changes in consumer preferences and popularity of particular designs, new product development and introduction, decrease in mall traffic and increase in e-commerce, the ability of the Company to successfully implement its business strategies, competitive products and pricing, the impact of “smart” watches and other wearable tech products on the traditional watch market, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to successfully integrate the operations of acquired businesses without disruption to other business activities, the possible impairment of acquired intangible assets including goodwill if the carrying value of any reporting unit were to exceed its fair value, volatility in reported earnings resulting from changes in the estimated fair value of contingent acquisition consideration, the continuation of the company’s major warehouse and distribution centers, the continuation of licensing arrangements with third parties, losses possible from pending or future litigation, the ability to secure and protect trademarks, patents and other intellectual property rights, the ability to lease new stores on suitable terms in desired markets and to complete construction on a timely basis, the ability of the Company to successfully manage its expenses on a continuing basis, information systems failure or breaches of network security, the continued availability to the Company of financing and credit on favorable terms, business disruptions, and general risks associated with doing business outside the United States including, without limitation, import duties, tariffs (including retaliatory tariffs), quotas, political and economic stability, changes to existing laws or regulations, and success of hedging strategies with respect to currency exchange rate fluctuations, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time. The Company assumes no duty to update its forward looking statements and this release shall not be construed to indicate the assumption by the Company of any duty to update its outlook in the future.

(Tables to follow)

MOVADO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	April 30,
	2020	2019

Net sales	$69,666	$146,549

Cost of sales	37,773	67,676

Gross profit	31,893	78,873

Operating expenses	58,137	73,899
Impairment of goodwill and intangible assets	155,919	-
Total operating expenses	214,056	73,899

Operating (loss)/income	(182,163)	4,974

Interest expense	(271)	(224)
Interest income	15	21

(Loss)/Income before income taxes	(182,419)	4,771

(Benefit)/Provision for income taxes	(32,330)	847

Net (loss)/income	(150,089)	3,924

Less: Net loss attributable to noncontrolling interests	(96)	(1)

Net (loss)/income attributable to Movado Group, Inc.	$(149,993)	$3,925

Diluted Income Per Share Information
Net (loss)/income attributable to Movado Group, Inc.	$(6.48)	$0.17

Weighted diluted average shares outstanding	23,141	23,452

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except for percentage data)
(Unaudited)

	As Reported
	Three Months Ended
	April 30,		% Change
	2020	2019

Total net sales, as reported	$69,666	$146,549	-52.5%

Total net sales, constant dollar basis	$70,352	$146,549	-52.0%

MOVADO GROUP, INC.
GAAP AND NON-GAAP MEASURES
(In thousands, except per share data)
(Unaudited)

	Net Sales	Gross Profit	Operating (Loss)/Income	Pre-tax (Loss)/Income	(Benefit)/Provision for Income Taxes	Net (Loss)/Income Attributable to Movado Group, Inc.	Diluted EPS
Three Months Ended April 30, 2020
As Reported (GAAP)	$69,666	$31,893	$(182,163)	$(182,419)	$(32,330)	$(149,993)	$(6.48)
Olivia Burton Costs (1)	-	-	685	685	119	566	$0.02
MVMT Costs (2)	-	-	697	697	265	432	$0.02
Goodwill and Intangible Asset Impairment (3)	-	-	155,919	155,919	24,867	131,052	$5.66
Corporate Initiatives (4)		3,508	7,240	7,240	2,239	5,001	$0.22
Adjusted Results (Non-GAAP)	$69,666	$35,401	$(17,622)	$(17,878)	$(4,840)	$(12,942)	$(0.56)

Three Months Ended April 30, 2019
As Reported (GAAP)	$146,549	$78,873	$4,974	$4,771	$847	$3,925	$0.17
Olivia Burton Costs (1)	-	-	712	712	135	577	0.02
MVMT Costs (2)	-	140	1,473	1,473	354	1,119	0.05
Adjusted Results (Non-GAAP)	$146,549	$79,013	$7,159	$6,956	$1,336	$5,621	$0.24

(1)	Related to the amortization of acquired intangible assets for Olivia Burton.
(2)	Related to the amortization of acquired intangible assets, accounting adjustments and deferred compensation of MVMT, where applicable.
(3)	Related to the impairment of goodwill for MVMT, Olivia Burton and City Time and impairment of certain of MVMT's intangible assets.
(4)	Related to costs due to the impact to the business of the COVID-19 pandemic.

MOVADO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 31,	April 30,
	2020	2020	2019
ASSETS

Cash and cash equivalents	$187,830	$185,872	$150,712
Trade receivables, net	49,765	78,388	85,715
Inventories	177,832	171,406	178,048
Other current assets	27,049	28,888	32,631
Total current assets	442,476	464,554	447,106

Property, plant and equipment, net	26,934	29,238	26,065
Operating lease right-of-use assets	86,444	89,523	87,353
Deferred and non-current income taxes	67,281	25,403	24,913
Goodwill	-	136,366	135,685
Other intangibles, net	18,272	42,359	46,570
Other non-current assets	56,506	59,865	60,969
Total assets	$697,913	$847,308	$828,661

LIABILITIES AND EQUITY

Accounts payable	$19,241	$35,488	$37,477
Accrued liabilities	39,489	44,210	44,886
Accrued payroll and benefits	6,768	6,302	7,185
Current operating lease liabilities	15,053	15,083	13,771
Income taxes payable	13,064	8,217	8,663
Total current liabilities	93,615	109,300	111,982

Loans payable to bank, non current	82,510	51,910	49,060
Deferred and non-current income taxes payable	25,085	25,419	29,071
Non-current operating lease liabilities	78,471	81,877	79,877
Other non-current liabilities	44,721	48,393	65,394

Redeemable noncontrolling interest	2,966	3,165	3,636

Shareholders' equity	369,799	526,537	489,641

Noncontrolling interest	746	707	-
Total equity	370,545	527,244	489,641

Total liabilities, redeemable noncontrolling interest and equity	$697,913	$847,308	$828,661

MOVADO GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	April 30,
	2020	2019
Cash flows from operating activities:
Net (loss)/income	$(149,993)	$3,925
Impairment of goodwill and intangible assets	155,919	-
Corporate initiatives	7,240	-
Depreciation and amortization	3,885	3,872
Other non-cash adjustments	(39,572)	2,002
Changes in working capital	(2,677)	(34,660)
Changes in non-current assets and liabilities	(383)	(754)
Net cash used in operating activities	(25,581)	(25,615)

Cash flows from investing activities:
Capital expenditures	(926)	(2,204)
Tradenames and other intangibles	(41)	(63)
Net cash used in investing activities	(967)	(2,267)

Cash flows from financing activities:
Proceeds from bank borrowings	30,879	-
Dividends paid	-	(4,591)
Stock repurchase	-	(2,616)
Stock awards and options exercised and other changes	(367)	(1,234)
Net cash provided by/(used in) financing activities	30,512	(8,441)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2,007)	(2,889)
Net change in cash, cash equivalents, and restricted cash	1,957	(39,212)
Cash, cash equivalents, and restricted cash at beginning of period	186,438	190,459

Cash, cash equivalents, and restricted cash at end of period	$188,395	$151,247

Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$187,830	$150,712
Restricted cash included in other non-current assets	565	535
Cash, cash equivalents, and restricted cash	$188,395	$151,247